Exhibit 99.4

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK
X
UNITED STATES OF AMERICA,	:

- v. -	:	ORDER APPROVING
SETTLEMENT AGREEMENT
JOHN J. RIGAS,	:
TIMOTHY J. RIGAS, and
MICHAEL J. RIGAS,	:	SI 02 Cr. 1236 (LBS)

Defendants.	:
X

WHEREAS, on July 30, 2003, Superseding Indictment S1 02 Cr. 1236 (LBS) (the “Indictment”) was filed against, among others, JOHN J. RIGAS and TIMOTHY J. RIGAS in twenty-three counts;

WHEREAS, the Indictment included an allegation seeking forfeiture pursuant to Title 18, United States Code, Section 981(a)(l)(C), and Title 28, United States Code, Section 2461, of all property, real and personal, that constitutes or is derived from proceeds traceable to the commission of the offenses charged in the Indictment;

WHEREAS, on July 8, 2004, the jury found defendants JOHN J. RIGAS and TIMOTHY J. RIGAS guilty on Counts One (Conspiracy to Commit Securities Fraud, False Statements in SEC Filings, and Bank Fraud), Two through Sixteen (Securities Fraud), and Twenty-two and Twenty-three (Bank Fraud);

WHEREAS, defendants JOHN J. RIGAS and TIMOTHY J. RIGAS have waived their right to a judicial determination of the forfeiture allegations in the Indictment, and agree to the forfeiture of assets as provided in the Consent Order of Forfeiture;

WHEREAS, MICHAEL J. RIGAS, who is a party to the Criminal Case, along with James P. Rigas, Ellen Rigas Venetis and Doris Rigas, who are not parties to the Criminal Case, own interests in certain assets subject to forfeiture, including but not limited to the Forfeited Managed Entities, the Other Forfeited Entities, and stock and partnership interests in certain corporations and partnerships that own some Forfeited Securities and Forfeited Real Estate (collectively the “Property”);

WHEREAS, defendant MICHAEL J. RIGAS, and James P. Rigas, Ellen Rigas Venetis and Doris Rigas, have each, pursuant to the terms of the Settlement Agreement, agreed to consent to the forfeiture of the Property and not to file a claim in the ancillary proceeding or otherwise contest the forfeiture to the United States of all of their respective interests in the Property; and

WHEREAS, the Settlement Agreement has been submitted to and reviewed by this Court.

NOW, THEREFORE, IT IS HEREBY:

1.             ORDERED, that the Settlement Agreement, being found by this Court to be fair and reasonable and in the best interests of all persons with an interest in the above-captioned matter, is approved in its entirety, and its terms are hereby incorporated in this Order, and the Court shall impose no order of criminal restitution or fine or any other economic sanction (other than the mandatory Special Assessments) against JOHN J. RIGAS or TIMOTHY J. RIGAS;

2.             ORDERED, that the Consent Order of Forfeiture shall be entered immediately after the Court has been advised in writing by the Parties that all conditions precedent to the Settlement Agreement have been satisfied; and

3.             ORDERED, that the Court shall retain jurisdiction over the Settlement Agreement for all purposes, including, but not limited to, enforcement thereof.

SO ORDERED THIS 31 DAY
OF MAY, 2005

/s/ Leonard B. Sand
UNITED STATES DISTRICT JUDGE